NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS INCREASED LOAN LOSS PROVISIONING
Continued Weakness in Northwest Residential Real Estate Leads to an Increase in Loan Loss Provisioning,
Core Franchise Drivers Remain Solid

EUGENE, Ore -  June 30, 2009 - Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported an increase in the level of loan loss provisioning, which will be recognized in the second quarter 2009. The increase in loan loss provision is the result of continuing weakness in the Pacific Northwest residential real estate markets. The increased expense is primarily isolated to the residential construction portfolio and is particularly associated with three credits: two lot development projects in the Seattle and Portland markets, both of which were discussed in the Company’s first quarter conference call, and a recently completed office building also in Seattle. The remaining credit portfolios, including commercial loans, loans related to dental professionals as well as investor and owner-occupied commercial real estate portfolios, continue to perform well with few exceptions as reported in previous conference calls. In combination with the FDIC special assessment accrual of $500 thousand and write-downs on other real estate owned of approximately $436 thousand, the second quarter loan loss provision of approximately $19.2 million suggests a second quarter loss of approximately $9.0 million, or ($0.70) per diluted share, and a year-to-date loss of approximately $6.1 million, or ($0.47) per diluted share. The Company’s June 30 risk-based capital ratio, a regulator defined indicator of strength, will be approximately 11.40%, which exceeds the “well-capitalized” designation of 10.0%.

Bank management acted to recognize approximately $11.7 million in loan write downs during the second quarter. The bank’s June 30, 2009 nonperforming assets, including other real estate owned, are expected to range between $31.5 million to $32.5 million and result in a nonperforming assets to total assets ratio of 2.80% to 2.90%, a ratio in line with management’s expectations expressed in the April 18, 2009 first quarter conference call that suggested non-performing assets would range between 2.9% and 3.5%. The June 30, 2009 reserve for loan loss as a percent of loans is expected to approximate 1.95%.

“We believe the actions taken are necessary to address residential real estate and isolated commercial real estate credits and do not suggest a wider or systemic problem,” said Casey Hogan, executive vice president and chief credit officer. “Our independent third-party confirmed practice of timely and accurately risk rating our loan portfolio is working as designed which provided the early warning for these emerging issues as we described in our last conference call. The second quarter provision included consideration of all appropriate down grades following a comprehensive analysis of the portfolio in the context of current appraisals, cap rates, and updated financial analyses,” added Hogan.

“It is important to note that even with the second quarter provisioning, Pacific Continental remains strong, and among the safest banks in the Pacific Northwest”, said Hal Brown, chief executive officer. “Certainly, as those who follow us know, we are a very transparent company and take all appropriate actions in a timely manner. As a result, I am confident our decision to move forward in recognizing these write downs and making the appropriate provisions reflects our consistent commitment to be proactive and to never postpone actions in the hope that things will simply improve,” continued Brown.

The franchise fundamentals remain unchanged and continue to show strong results. Record core deposit growth continued for the second quarter; and since year-end, outstanding core deposits have grown more than $90 million, an annualized rate of nearly 30%. Earnings before loan loss provision and taxes, a measure of a bank’s core earnings power, continue to show strong year-over-year improvement which, in addition to the bank’s already strong capital position, provides the flexibility to support our lending activities. The bank’s strong balance sheet, well-defined business model, and geographic diversity position the Company well for continued success now and especially as the Northwest economy improves.

Preliminary June 30, 2009 and second quarter highlights:
•	Risk based capital ratio expected to be 11.40%, above the “well-capitalized” designation.
•	Outstanding core deposit growth of approximately $90 million or 30% since year-end 2008.
•	Period-end loans to total approximately $960 million.
•	Increased allowance for loan losses as a percentage of outstanding loans to 1.95%.
•	Achieved a net interest margin in excess of 5.00%.
•
Recognized by The Seattle Times as one of the top publicly traded companies in the Northwest and the highest-rated bank in Oregon in the newspaper's 18th annual "Northwest 100" ranking of public companies.

Conference Call and Audio Webcast:
Pacific Continental Corporation will release second quarter earnings following market close on Wednesday, July 22nd, 2009. Management will conduct a live conference call and audio Webcast for interested parties relating to its results for the second quarter 2009, on Thursday, July 23rd, 2009, at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time . To listen to the conference call, interested parties should call (866) 292-1418. The Webcast will be available via Pacific Continental’s Web site (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.1 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland, and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers and nonprofit organizations; additionally the bank provides private banking services. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-five years.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in June 2009, for the ninth consecutive year, The Seattle Times named Pacific Continental to its  “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; in February 2009, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the publication’s large company category, marking it the ninth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; and in December 2008, for the second consecutive year, the Portland Business Journal recognized Pacific Continental Bank as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit, and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.